UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

BARNES GROUP INC.
(Name of Registrant as Specified In Its Charter)

IRENIC CAPITAL MANAGEMENT LP

IRENIC CAPITAL EVERGREEN MASTER FUND LP

IRENIC CAPITAL OPPORTUNITY MASTER FUND LP

IRENIC SCHOONER LLC

Irenic Capital Evergreen Fund GP LLC

Irenic Capital Opportunity Fund GP LLC

IRENIC CAPITAL MANAGEMENT GP LLC

ANDREW DODGE

ADAM J. KATZ

LARRY A. LAWSON

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

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Irenic Capital Management LP, together with the other participants named herein (collectively, “Irenic”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of director nominees at the 2024 annual meeting of stockholders of Barnes Group Inc., a Delaware corporation (the “Company”).

On February 16, 2024, Irenic issued the following press release:

Irenic Encourages Barnes Group to Move with Greater Urgency to Collaborate on Necessary Board Improvements

Believes the Company’s Underwhelming Fourth Quarter and Full Year 2023 Results Reinforce the Need for New Backgrounds and Fresh Perspectives in the Boardroom

NEW YORK--(BUSINESS WIRE)--Irenic Capital Management LP (together with its affiliates, “Irenic” or “we”), a top shareholder of Barnes Group Inc. (NYSE: B) (“Barnes” or the “Company”) and the beneficial owner of approximately 5.1% of the Company’s outstanding common stock, today issued the following statement from Co-Founder and Chief Investment Officer Adam Katz:

“We are committed to working constructively and in good faith to help Barnes realize its potential. Today's underwhelming results for the fourth quarter and full-year 2023 reinforce the need for a more engaged, independent and well-rounded Board at Barnes. We encourage the Company to move with greater urgency to work with us on the addition of independent directors with relevant industry and capital allocation expertise. It is time to do the right thing for Barnes’ shareholders.”

About Irenic

Irenic Capital Management LP is an investment management firm founded by Adam Katz and Andy Dodge. Based in New York City, Irenic works collaboratively with publicly traded companies to ensure operating activities, capital deployment and management incentives are all aligned to create value for the company and its owners. For more information about Irenic, please visit www.irenicmgmt.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Irenic Capital Management LP (“Irenic Capital”), together with the other participants named herein (collectively, “Irenic”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2024 annual meeting of stockholders of Barnes Group Inc., a Delaware corporation (the “Company”).

IRENIC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTPS://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Irenic Capital, Irenic Capital Evergreen Master Fund LP (“Irenic Evergreen”), Irenic Capital Opportunity Master Fund LP (“Irenic Opportunity”), Irenic Schooner LLC (“Irenic Schooner”), Irenic Capital Evergreen Fund GP LLC (“Irenic Evergreen GP”), Irenic Capital Opportunity Fund GP LLC (“Irenic Opportunity GP”), Irenic Capital Management GP LLC (“Irenic Capital GP”), Andrew Dodge, Adam J. Katz and Larry A. Lawson.

As of the date hereof, Irenic Evergreen directly owns 1,200,133 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. As of the date hereof, Irenic Opportunity directly owns 489,464 shares of Common Stock. As of the date hereof, Irenic Schooner directly owns 882,445 shares of Common Stock. As of the date hereof, Irenic Capital directly owns 100 shares of Common Stock and as the investment manager of each of Irenic Evergreen, Irenic Opportunity and Irenic Schooner, Irenic Capital may be deemed to beneficially own the 2,572,042 shares of Common Stock owned in the aggregate by Irenic Evergreen, Irenic Opportunity and Irenic Schooner. Irenic Evergreen GP, as the general partner of Irenic Evergreen and Managing Member of Irenic Schooner, may be deemed to beneficially own the 2,082,578 shares of Common Stock owned in the aggregate by Irenic Evergreen and Irenic Schooner. Irenic Opportunity GP, as the general partner of Irenic Opportunity, may be deemed to beneficially own the 489,464 shares of Common Stock owned by Irenic Opportunity. Irenic Capital GP, as the general partner of Irenic Capital, may be deemed to beneficially own the 2,572,142 shares of Common Stock owned in the aggregate by Irenic Capital, Irenic Evergreen, Irenic Opportunity and Irenic Schooner. Mr. Dodge, as a Managing Member of each of Irenic Evergreen GP, Irenic Opportunity GP and Irenic Capital GP, may be deemed to beneficially own the 2,572,142 shares of Common Stock owned in the aggregate by Irenic Capital, Irenic Evergreen, Irenic Opportunity and Irenic Schooner. Mr. Katz, as the Chief Investment Officer of Irenic Capital and a Managing Member of each of Irenic Evergreen GP, Irenic Opportunity GP and Irenic Capital GP, may be deemed to beneficially own the 2,572,142 shares of Common Stock owned in the aggregate by Irenic Capital, Irenic Evergreen, Irenic Opportunity and Irenic Schooner. As of the date hereof, Mr. Lawson does not own any shares of Common Stock.

Contacts

Irenic Capital Management
contact@irenicmgmt.com

Longacre Square Partners
Greg Marose / Dan Zacchei, 646-386-0091
irenic@longacresquare.com